SCHEDULE 14A

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

Salomon Brothers Inflation Management Fund Inc.

(Name of Registrant as Specified in Its Charter)

Karpus Management, Inc. d/b/a/ Karpus Investment Management

  (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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KARPUS INVESTMENT MANAGEMENT
183 SULLY’S TRAIL
PITTSFORD, NEW YORK 14534
(585) 586-4680
for
Salomon Brothers Inflation Management Fund Inc. (“IMF”)

November 30, 2005

Dear Fellow Shareholders:

Who is on your side? Who is enhancing the value of your investment?

Salomon Brothers’ management is characterizing dissident shareholders as a distraction and a threat to the continuity of your fund. Let’s consider the facts. Salomon Brothers recently was forced to listen to suggestions made by a fellow dissident investor and will now recommend open-ending the Salomon Brothers Fund (“SBF”). What has happened to the discount during this successful activism campaign?

On June 28, 2005, when the asset swap was announced by Citigroup, the SBF fund was trading at a 12.9% * discount to net asset value. As a result of a proxy contest similar to the contest we are waging now, SBF agreed convert the fund to an open-end format. Following the announcement, the SBF fund’s discount has since narrowed to a 3.9%* discount to net asset value as of the close of business on November 29, 2005, representing a 9% narrowing of the discount!

On the other hand, the Salomon Brothers Capital and Income Fund Inc. (“SCD”), although contested, did obtain shareholder approval for a new investment management contract without any concessions to shareholder activists. SCD’s discount on June 28, 2005 was 13.5%*. Due to the Shareholders’“rubber stamping” of the new investment management contract, that fund’s discount has widened to a 14.8 % level. Management’s efforts to ignore shareholder activists resulted in a further 1.3% widening of SCD fund’s discount.

Management’s recommendations in the SCD fund case resulted in an economic loss for shareholders while the activist’s suggestions in the SBF fund case resulted in a considerable economic gain.

WHO IS LOOKING OUT FOR YOUR ECONOMIC INTEREST?

VOTE FOR PROFIT, VOTE GREEN, AND VOTE AGAINST!!!

Karpus Investment Management (KIM) and any “participants” (as such term is defined in the rules and regulations promulgated under the 1934 Act) in the Stockholder Proxy Solicitation by KIM will reserve the right not to submit any proxies which KIM heretofore obtained or hereafter receives in connection with the Special Meeting. The intent of our reserving the right not to submit the proxies is to enable us to prevent establishment of a quorum. If a quorum is established, KIM will vote all proxies in accordance with the shareholder’s instruction.

Keep in mind, we are fellow shareholders with aligned interests and they are fund management interested in their own corporate profitability.

VOTE FOR PROFIT, VOTE GREEN, AND VOTE AGAINST

Sincerely,

Cody Bartlett Jr., CFA
Investment Strategist

* According to Bloomberg